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                                                                       EXHIBIT 5


                        Robinson, Bradshaw & Hinson, P.A.
                       101 North Tryon Street, Suite 1900
                         Charlotte, North Carolina 28246


                                December 4, 2002



Goodrich Corporation
Four Coliseum Centre
2730 West Tyvola Road
Charlotte, North Carolina  28217

Ladies and Gentlemen:

         We have acted as counsel to Goodrich Corporation, a New York corporation (the "Company"), in connection with the Registration Statement on Form S-3 (file no. 333-98165) (the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), relating to the issuance and sale from time to time by the Company of up to $2,400,000,000 of its debt securities, series preferred stock, common stock, stock purchase contracts and stock purchase units.

         The Company has entered into an Underwriting Agreement, dated as of December 4, 2002, between the Company and J. P. Morgan Securities Inc., Banc One Capital Markets, Inc., and Salomon Smith Barney Inc., as representatives (the "Representatives") of the underwriters, and a related Pricing Agreement, dated as of December 4, 2002 (the "Pricing Agreement"), between the Company and the Representatives, as representatives of the several underwriters named therein (the "Pricing Agreement"), relating to the issuance and sale by the Company of $300,000,000 principal amount of 6.45% Notes due 2007 (the "2007 Notes") and $500,000,000 principal amount of 7.625% Notes due 2012 (the "2012 Notes" and, together with the 2007 Notes, the "Notes"). The Company will issue the Notes under an Indenture, dated as of May 1, 1991, between the Company and The Bank of New York, as successor to Harris Trust and Savings Bank, as Trustee (the "Indenture"), and related First Supplemental Indenture with respect to the 2007 Notes (the "First Supplemental Indenture") and Second Supplemental Indenture with respect to the 2012 Notes (the "Second Supplemental Indenture"). Today, the Company is filing a Current Report on Form 8-K with respect to the offer and sale of the Notes (the "Form 8-K").

         These opinions are being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Act.



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Goodrich Corporation
December 4, 2002
Page 2



         In connection with these opinions, we have examined original, certified, conformed, facsimile or photographic copies, certified or otherwise identified to our satisfaction, of such records, documents, certificates and instruments as we have deemed necessary and appropriate to enable us to render the opinions expressed below.

         In such review, we have assumed the genuineness of all signatures, the capacity of all natural persons, the authenticity of all documents and certificates submitted to us as originals or duplicate originals, the conformity to original documents and certificates of the documents and certificates submitted to us as certified, photostatic, conformed or facsimile copies, the authenticity of the originals of such latter documents and certificates, the accuracy and completeness of all statements contained in all such documents and certificates, and the integrity and completeness of the minute books and records of the Company to the date hereof. As to all questions of fact material to the opinions expressed herein that have not been independently established, we have relied, without investigation or analysis of any underlying data, upon certificates and statements of public officials and representatives of the Company.

         Based upon the foregoing, and subject to all of the assumptions, limitations and qualifications set forth herein, we are of the opinion that:

         1. The 2007 Notes, when duly executed, authenticated, issued, delivered and paid for in accordance with the provisions of the Indenture, the First Supplemental Indenture, the Underwriting Agreement and the Pricing Agreement, will constitute legal, valid and binding obligations of the Company, and will be entitled to the benefits of the Indenture.

         2. The 2012 Notes, when duly executed, authenticated, issued, delivered and paid for in accordance with the provisions of the Indenture, the Second Supplemental Indenture, the Underwriting Agreement and the Pricing Agreement, will constitute legal, valid and binding obligations of the Company, and will be entitled to the benefits of the Indenture.

         In rendering the opinions set forth above, we express no opinion as to the laws of any jurisdiction other than the laws of the State of North Carolina, the laws of the State of New York, and the federal laws of the United States of America.

         We are members of the Bar of North Carolina and do not purport to be experts in the laws of any jurisdiction other than the laws of the State of North Carolina and the federal laws of the United States of America. To the extent the foregoing opinions involve matters arising under the laws of the State of New York, they are given by lawyers in our firm who are licensed to practice in New York.

         We consent to the filing of this opinion as an exhibit to the Company's Form 8-K incorporated by reference in the Registration Statement and to the reference to our firm under the caption "Legal Opinions" and "Legal Matters" in the Registration Statement, the Prospectus forming a part thereof, and the Prospectus Supplement dated December 4, 2002 with respect to



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Goodrich Corporation
December 4, 2002
Page 3




the Notes filed by the Company with the Commission on December 6, 2002 pursuant to Rule 424(b)(5) under the Act. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or that this consent is required by Section 7 of the Act.

                                     Very truly yours.

                                     /s/ Robinson, Bradshaw & Hinson, P.A.